Exhibit 99.2

TechnoConcepts, Inc.

INTRODUCTION TO PRO FORMA FINANCIAL STATEMENTS

(UNAUDITED)

The following unaudited pro forma financial statements have been prepared based upon certain pro forma adjustments to the historical financial statements of TechnoConcepts (“TCI”) and Asante Technologies, Inc. (“Asante”) (collectively called the “Company”).    The pro forma financial statements should be read in conjunction with the notes thereto and the historical financial statements of the Company.  The accompanying pro forma balance sheet has been presented as if the acquisitions described below occurred at the Company’s current balance sheet date, June 2, 2005.  The accompanying pro forma statements of operations have been prepared as if the acquisitions occurred at the beginning of each company’s most recent fiscal year.  These pro forma financial statements do not purport to be indicative of the results which would actually have been obtained had the pro forma transactions been completed as of the beginning of the current fiscal year.  The pro forma transactions (see Notes to Pro forma financial statements) are as follows:

The purchase of the assets of Asante Technologies, Inc.net of certain liabilities in exchange for 1,161,170 shares of common stock.

TechnoConcepts, Inc.

Proforma Balance Sheet

June 2, 2005

			TechnoConcepts	Asante		Adjustments	Consolidated

Current assets
	Cash		$ 852,000	$36,456	0		$888,456
	Marketable securities		1,556,974	0			1,556,974
	Accounts receivable		0	868,393			868,393
	Inventory		0	932,480			932,480
	Prepaid expenses		0	181,110			181,110

	Total current assets		2,408,974	2,018,439			4,427,413

Fixed assets, net			211,587	58,266			269,853

Other assets
	Intellectual property and patents		8,000,000	0			8,000,000
	Goodwill			0	6,355,661		6,355,661
	Deposits		44,356	67,020			111,376
	Debt issuance costs,net		325,063	0			325,063
	Investment in Asante		5,000,000	0		(5,000,000)	0

	Total assets		$15,989,980	$2,143,725			$18,133,705

Current liabilities
	Accounts payable		$174,240	$2,297,032			$2,471,272
	Accrued expenses		30,000	760,153			790,153
	Note payable - officer			256,149			256,149
	Line of credit		0	143,200			143,200

	Total current liabilities		204,240	3,456,534			3,660,774

Leases payable			0	42,852			42,852

Convertible notes payable, net			1,383,571	0			1,383,571

	Total liabilities		1,587,811	3,499,386			5,087,197

Shareholders' equity
	Preferred	stock	2,000,032	(242)	242		2,000,032
	Common	stock	26,784	17,116	4,982,884	(5,000,000)	26,784
	Additional paid in capital		18,560,331	30,150,481	(30,150,481)		18,560,331
	Unrealized holding loss		(83,026)				(83,026)
	Deficit accumulated during		(6,101,952)	(31,523,016)	31,523,016		(6,101,952)

	Total stockholders' equity		14,402,169	(1,355,661)			13,046,508

Total liabilities and shareholders' equity			$15,989,980	$2,143,725	0		$18,133,705

See accompanying notes to Proforma Financial Statements.

TechnoConcepts, Inc.

Proforma Statement of Operations

June 2, 2005

	TechnoConcepts	Asante	Adjustments	Consolidated

Revenues	$0	$4,236,797		$4,236,797

Cost of good sold	$0	$2,924,746		$2,924,746

Gross Profit	$0	$1,312,051		$1,312,051

Operating expenses
General and administrative	$2,626,619	$3,113,092		$5,739,711

Total operating loss	-$2,626,619	-$1,801,041		-$4,427,660

Other income (expense)
Interest expense, net	-$226,735	-$27,082		-$253,817
Amortized debt issue costs	-$1,008,264	$0		-$1,008,264

Net Loss	-$3,861,618	-$1,828,123		-$5,689,741

See accompanying notes to Proforma Financial Statements.

TechnoConcepts, Inc.

Notes to Proforma Financial Statements

NOTE 1 – Reflects the effect of the shares issued in the acquisition of Asante assets net of liabilities.

PF-4